EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
NOVEMBER 3, 2020		304-525-1600

PREMIER FINANCIAL BANCORP, INC.
REPORTS THIRD QUARTER 2020 EARNINGS

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/GMS-PFBI), a $1.9 billion financial holding company with two community bank subsidiaries, announced its financial results for the third quarter of 2020.  Premier realized net income of $5,624,000 (38 cents per diluted share) during the quarter ended September 30, 2020, a 10.3% decrease from the $6,267,000 of net income reported for the third quarter of 2019.  The decrease in income in the third quarter of 2020 is largely due to decreases in interest income and non-interest income, coupled with an increase in the provision for loan losses and an increase in non-interest expense.  These changes that negatively affected net income more than offset decreases in interest expense and income tax expense.  A majority of these changes were largely in response to changes in the economy related to the novel corona virus of 2019 (“COVID-19”), whether as a result of governmental stimulus to depositors and borrowers, Federal Reserve Board of Governors’ changes in interest rate policy to stimulate the economy and/or customer behavior in response to government guidelines aimed to minimize the spread of COVID-19, as more fully explained throughout this analysis below.  On a diluted per share basis, Premier earned $0.38 during the third quarter of 2020 compared to $0.43 per share earned during the third quarter of 2019.

For the first nine months of 2020 Premier realized net income of $16,498,000 ($1.12 per diluted share), a 9.9% decrease from the $18,302,000 ($1.24 per diluted share) earned during the first nine months of 2019.  The decrease in net income in the first nine months of 2020 is largely due to decreases in interest income and non-interest income, coupled with an increase in the provision for loan losses and an increase in non-interest expense.  These changes that negatively affected net income more than offset decreases in interest expense and income tax expense.  The provision for loan losses increased by $1,040,000, or 79.1%, in the first nine months of 2020, largely to provide for the $2,112,000 of estimated additional credit risk in the loan portfolio related to consequences of the national economic shutdown aimed to moderate the spread of COVID-19.  The annualized returns on average common shareholders’ equity and average assets were approximately 8.73% and 1.19% for the nine months ended September 30, 2020 compared to 10.67% and 1.43% for the same period in 2019.

President and CEO Robert W. Walker commented, “We are pleased with our third quarter 2020 results, especially as we continue to navigate all of the economic changes as governments worldwide take measures to curb the spread of the COVID-19 virus.  Our quarter-to-quarter net income comparison is down, in part, as the third quarter of 2019 set the record for quarterly income results for Premier.  Even so, our third quarter 2020 net interest income reached an all time high at $16.974 million, 1.2% higher than the third quarter of 2019.  Net income results are down in the third quarter of 2020 primarily due to an increase in loan loss provision expense attributed to potential COVID-19 related loan losses, a decrease in non-interest income from service charges and fees on deposit accounts and increases in non-interest expenses related to occupancy and equipment costs and outside data processing costs as we continue to modernize our product delivery services and upgrade our internet speeds.  As an essential business, we continue to take steps to modify our normal business operations to include keeping branches open with appropriate ‘social distancing’ measures; utilizing permitted guidance provided by federal and state banking supervisory regulators to assist borrowers to avoid defaulting on their loans; and robustly participating in the U.S. Treasury’s and Small Business Administration’s Payroll Protection Program (“PPP”) generating $116 million of new loans to small and medium sized businesses.  We believe we have been prudent by adding approximately $2,100,000 to our qualitative credit risk analysis of the loan portfolio for potential COVID-19 related loan losses in the first nine months of 2020, even as our other loan credit risk measurements are improving.  The path ahead is uncertain for most businesses, including ours.  As lenders, we are carefully monitoring our borrowers’ performance and will respond accordingly as we learn about their ability to continue to meet their debt obligations.”

Net interest income for the quarter ended September 30, 2020 totaled $16.974 million, up $196,000, or 1.2%, from the $16.778 million of net interest income earned in the third quarter of 2019, as interest expense savings exceeded a decrease in interest income.  Interest income decreased $817,000, or 4.2%, in the third quarter of 2020 when compared to the third quarter of 2019, largely due to a $495,000, or 95.4%, decrease in interest income on interest-bearing bank balances and federal funds sold, and a $180,000, or 7.7%, decrease in interest income on investment securities.  In addition to these decreases, interest income on loans decreased by $142,000, or 0.9%, as more fully explained below.  Interest income on interest-bearing bank balances and federal funds sold decreased in the third quarter of 2020 when compared to the same quarter of 2019 due to the significant decreases in the earning yields on these balances as discussed above.  Although the average balance for the quarter decreased slightly from $93.8 million during the third quarter of 2019 to $89.9 million during the third quarter of 2020, the earning yields dropped significantly in response to the Federal Reserve Board of Governors’ policy decision to drop the targeted federal funds rate to a range of 0.00% to 0.25% on March 16, 2020.  The actions taken by the Federal Reserve Board of Governors to reduce short-term interest rates reduced Premier’s earning yield on these highly liquid funds to an average of 0.11% during the third quarter of 2020 compared to an average yield of 2.20% during the same quarter of 2019.  Similarly, interest income on investment securities in the third quarter of 2020 decreased by $180,000, or 7.7%, when compared to the third quarter of 2019.  While the average balance of investments increased by $76.6 million in the third quarter of 2020 when compared to the same quarter of 2019, the average yield earned decreased to 2.04% in 2020 from 2.64% in 2019.

Interest income on loans decreased by $142,000, or 0.9%, in the third quarter of 2020 when compared to the third quarter of 2019.  During the third quarter of 2020, approximately $351,000 of interest income was realized from deferred interest and discounts recognized on loans that paid-off or paid-down during the third quarter of 2020 compared to $608,000 of interest income of this kind recognized during the third quarter of 2019.  The loan payments in 2019 and 2020 included both non-accrual loans and performing loans that were once on non-accrual status.  As a result of the $257,000 higher level of recognition in 2019, interest income on loans decreased by $142,000 in the third quarter of 2020 when compared to the same quarter of 2019. Otherwise, interest income on loans increased by $115,000, or 0.7%, in the third quarter of 2020.  This increase includes approximately $477,000 of interest income on loans acquired from the acquisition of the First National Bank of Jackson (“Jackson”) on October 25, 2019.  Interest income on these loans is included in Premier’s loan interest income only from the date of acquisition in October 2019 and therefore no interest income from these loans is included in the third quarter of 2019.  Excluding the loan interest income earned on the Jackson loans and the decrease in deferred interest and discounts recognized on loans, interest income on loans decreased by $362,000, or 2.2%, in the third quarter of 2020 when compared to the same quarter of 2019.  The decrease is largely due to a decrease in the average yield on the remaining loan portfolio from 5.48% in the third quarter of 2019 to 4.98% in the third quarter of 2020.  As stated above, Premier’s participation in the SBA’s PPP loan program resulted in $115,990,000 of new loans during the second and third quarters of 2020.  These loans increased the third quarter average loans outstanding by approximately $115,432,000 and increased interest income on loans during the third quarter of 2020 by approximately $1,155,000, which resulted in an average yield on these loans of 3.98%.  Without Premier’s participation in the SBA PPP loan program, and excluding the average loans from the Jackson acquisition, average loans outstanding during the third quarter of 2020 decreased by $25,791,000, or 2.3%, when compared to the average loans outstanding during the third quarter of 2019.  This decrease in loans and, in particular, the types of loans that decreased, had an effect on the second and third quarter’s 2020 provision for loans losses as more fully explained below.

More than offsetting the decrease in interest income in the third quarter of 2020 was a $1,013,000, or 40.0%, decrease in interest expense, driven by a decrease in interest expense on deposits.  Interest expense on deposits decreased by $946,000, or 40.0% in the third quarter of 2020, largely due to decreases in the average rate paid on certificates of deposit, savings deposits, and NOW and money market deposits during the third quarter of 2020 compared to the same quarter in 2019.  Further interest expense savings were realized due to decreases in the average balance of higher-costing certificates of deposit during the third quarter of 2020 compared to the same quarter in 2019.  Nevertheless, average interest-bearing deposit balances increased by $80.3 million, or 7.6%, in the third quarter of 2020 compared to the same quarter of 2019, largely due to the acquisition of Jackson in the fourth quarter of 2019.  The average interest rate paid on interest-bearing deposits decreased by 39 basis points from 0.89% during the third quarter of 2019 to 0.50% during the third quarter of 2020.  Decreases in short-term rates resulting from actions by the Federal Reserve Board of Governors to reduce the targeted federal funds rate, plus an inflow of funds from direct stimulus payments from the U.S. Treasury to deposit account holders during 2020, have resulted in a decrease in the competition for bank deposit rates.  As a result, the average interest rate paid on highly liquid NOW and money market deposits decreased by 16 basis points and the average rate paid on savings deposits decreased by 13 basis points in the third quarter of 2020 when compared to the third quarter of 2019.  Even with these resulting decreases in the average rate paid on transaction based deposits, the average outstanding balance of transaction based deposits increased with only approximately one-fourth of the increase coming from the acquisition of Jackson.  NOW and money market deposit account balances averaged $491.694 million in the third quarter of 2020, an $85.273 million increase over the average outstanding balances during the third quarter of 2019.  Similarly, savings deposit account balances averaged $290.659 million in the third quarter of 2020, a $47.681 million increase over the average outstanding balances during the third quarter of 2019.  Even with the increases in their average balances, interest expense savings on interest-bearing transaction deposit accounts totaled $195,000 of the $946,000 decrease in interest expense on interest-bearing deposits, largely as a result of rate reductions on NOW, money market and savings deposit accounts.

The remaining $751,000 decrease in interest expense on deposit accounts came from a decrease in average outstanding certificates of deposits and a decrease in the average rates paid during the third quarter of 2020 when compared to the third quarter of 2019.  Certificates of deposit decreased on average by approximately $52.677 million, or 13.0%.  Yet, even when factoring in the approximately $35.273 million of average certificate of deposit balances from the two Jackson branches included in the third quarter of 2020 but not part of Premier in the third quarter of 2019, average certificate of deposit balances in Premier’s other branch locations decreased by $87.950 million or 21.7% in the third quarter of 2020, when compared to the same quarter of 2019.  As certificates mature, depositors are either seeking higher deposit rates from other competitive depository institutions or are transferring their balances to more liquid interest-bearing deposit accounts such as NOW, money market and savings deposits as a means to keep immediate access to their funds during the uncertainty of employment or economic conditions.

Additional interest expense savings were realized in the third quarter of 2020 from the reduction in outstanding Federal Home Loan Bank (“FHLB”) borrowings.  Interest expense on FHLB borrowings decreased by $36,000, or 75.0%, in the third quarter of 2020 when compared to the same quarter of 2019, largely due to the payment upon maturity of approximately $8.8 million of FHLB borrowings since the end of December 2018.  The final $3.0 million outstanding FHLB borrowings were repaid upon maturity in August 2020.  Average FHLB borrowings decreased by $5.0 million in the third quarter of 2020 compared to the same quarter of 2019.  The average rate paid on FHLB borrowings in 2020 increased by 47 basis points to 3.47% from the average rate paid during the third quarter of 2019 simply as a result of lower cost borrowings maturing sooner as borrowings were repaid upon maturity.  Also contributing to the decrease in interest expense during the third quarter of 2020 was a $27,000, or 29.7%, decrease in interest expense on Premier’s subordinated debt due to a decrease in the variable interest rate paid in 2020 compared to the third quarter of 2019.  The variable interest rate is indexed to the short-term three-month London Interbank Offered Rate (“LIBOR”), interest rate, which was lower in the third quarter of 2020 in conjunction with decreases in short-term interest rate policy by the Federal Reserve Board of Governors.  Interest expense on short-term borrowings, primarily customer repurchase agreements, decreased by $4,000, or 16.7%, in 2020 when compared to 2019.  The decrease in interest expense was largely due to a decrease in the average rate paid from 0.44% in the third quarter of 2019 to 0.23% in the third quarter of 2020, although on a $13.584 million higher average balance.  Approximately $6.087 million of this increase was from short-term FHLB advances that were borrowed and repaid within short time frames during the third quarter of 2020 as part of Premier’s interest rate risk management and investment purchase strategies.

During the quarter ended September 30, 2020, Premier recorded $765,000 of provision for loan losses compared to $425,000 of provision for loan losses recorded during the same quarter of 2019.  The provision for loan losses recorded during the third quarter of 2020 was primarily to provide for an estimate of additional identified credit risk in the loan portfolio due to uncertainty related to future economic conditions resulting from government actions designed to curb the spread of the COVID-19 virus (“Potential COVID-19 Losses”).  In the third quarter, Premier added approximately $460,000 to its qualitative credit risk analysis of the loan portfolio related to Potential COVID-19 Losses related to loans originated to various industries believed to be more susceptible to future credit risk resulting from an economic slowdown such as lodging, restaurants, amusement, personal services and retail stores, as well as loans to non-owner occupied rental real estate borrowers and religious and civic organizations.  Management also increased the estimate of Potential COVID-19 Losses on loans where the borrower remains on either an interest-only payment deferral period or a full principal and interest payment deferral period.  Due to government intervention efforts to stimulate the economy and maintain personal and business liquidity, the extent, if any, of the impact of the economic slowdown on such industries may not be known for quite some time in the future.  The remaining additional provision expense not related to Potential COVID-19 Losses in the third quarter of 2020 was a result of Premier’s normal analyses of the credit risk identified within the loan portfolio.  This includes additional risk related to increases in non-owner occupied loans and commercial and industrial loans outstanding during the third quarter, which were partially offset by reductions in estimated credit risk within the loan portfolio resulting from decreases during the third quarter of 2020 in loans classified as Special Mention and Substandard.  The level of provision expense is determined under Premier’s internal analyses of evaluating credit risk. The amount of future provisions for loan losses will depend on any future improvement or further deterioration in the estimated credit risk in the loan portfolio as well as whether additional payments are received on loans previously identified as having significant credit risk.

Gross charge-offs of loans totaled $2,434,000 in the third quarter of 2020 compared to $452,000 in the third quarter of 2019, while recoveries on loans previously charged-off decreased by $11,000 to $54,000 in the third quarter of 2020 compared to the $65,000 of recoveries recorded in the third quarter of 2019.  The charge-offs during the third quarter are largely due to foreclosure on one multifamily real estate property from a previously identified impaired loan relationship that also resulted in a $2,183,000 loan charge-off.  As a result, during the first nine months of 2020, net charge-offs increased by $1,882,000 to $3,124,000, compared to the same nine months of 2019.  However, total non-performing loans have decreased by $8,576,000, or 43.6%, since year-end, largely due to a $4,855,000 decrease in non-accrual loans, a $1,104,000 decrease in accruing loans past due 90 days or more and a $2,617,000 decrease in accruing restructured loans.  The decrease in accruing restructured loans was largely due to a full payoff received on a $1,800,000 performing loan.  The decrease in non-accrual loans is largely due to moving loans to foreclosure and receiving payments on existing non-accrual loans.

Net overhead costs (non-interest expenses less non-interest income) for the quarter ended September 30, 2020 totaled $8.958 million compared to $8.279 million in the third quarter of 2019.  Net overhead increased by $679,000, or 8.2%, in the third quarter of 2020 when compared to the third quarter of 2019, largely due to a $274,000, or 11.1%, decrease in non-interest income plus a $405,000, or 3.8%, increase in non-interest expense.  Total non-interest income decreased by $274,000 in the third quarter of 2020 when compared to the second quarter of 2019, largely due to a $356,000, or 29.3%, decrease in revenue from service charges and fees on deposit accounts.  Service charges on deposit accounts decreased largely due to a $332,000, or 34.4%, decrease in customer overdraft fees.  Transaction based deposit account balances have increased significantly during the third quarter of 2020 compared to the same quarter of 2019.  The lack of deposit withdrawals resulting from a decline in normal consumer spending habits as certain sectors of the economy have been recovering slowly after they were required to close in an effort to help curb the spread of the COVID-19 virus has reduced transaction activity and the propensity of deposit customers to overdraft their accounts.  Other sources of non-interest income decreased by $59,000, or 22.1%, in the third quarter of 2020, which include decreases in checkbook sales, wire transfer fees, and commissions on insurance premiums, as well as brokerage and annuity commission income.  Partially offsetting these decreases in non-interest income, electronic banking income increased by $84,000, or 9.4% and secondary market mortgage income increased by $57,000, or 58.8%.  Electronic banking income increased largely due to an $81,000, or 11.0%, increase in income from debit card transaction activity resulting from an increase in electronic payment transactions to facilitate customer purchases during the third quarter of 2020.  Secondary market mortgage income increased, in part, due to the lower long-term interest rate environment resulting in an increase in home loan refinances as customers are taking advantage of lowering their long-term fixed home loan interest rate.

Non-interest expense increased by $405,000, or 3.8% in the third quarter of 2020 compared to the third quarter of 2019, largely due to the operations of the acquired Jackson branch locations which added approximately $239,000 of direct non-interest expense during the third quarter of 2020.  Overall increases in operating costs include a $156,000, or 9.2%, increase in occupancy and equipment expenses, a $300,000, or 20.3.%, increase in outside data processing costs, a $120,000 increase in FDIC insurance premiums, a $53,000, or 79.1%, increase in loan collection expenses, and an $18,000, or 8.1%, increase in the amortization of intangible assets.  The $300,000 increase in outside data processing costs includes a $61,000, or 18.1%, increase in internet and mobile banking charges, as banking by electronic means becomes more and more popular among Premier’s customer base, and a $166,000 increase in data line costs as Premier is migrating to a more robust data line network across its branch network.  Upon full migration, data line expenses should return to near pre-migration levels.  The $156,000 increase in occupancy and equipment expenses include $54,000 of direct expenses related to the operations of the two newly acquired Jackson branches, a $26,000 increase in building rental expense, a $17,000 increase in janitorial expenses, and a $56,000 increase in equipment expenses.  The $120,000 increase in FDIC insurance premiums is a result of utilizing FDIC based community bank assessment credits to eliminate the third quarter 2019 premium.  Such credits were fully utilized in the first half of 2020 and no credits were available to offset the third quarter 2020 premium.  These increases were partially offset by a $21,000, or 0.4%, decrease in staff costs, a $75,000, or 26.2%, decrease in professional fees, a 64,000, or 30.0%, decrease in OREO expenses and writedowns, and a $98,000, decrease in other operating expenses when compared to the third quarter of 2019.  The decrease in staff costs is largely due to reduced staffing hours at some of Premier’s other branch locations and reductions in incentive compensation expense which more than offset $147,000 of additional staff costs related to the two newly acquired Jackson branches, but were not included in Premier’s third quarter 2019 operations.  Professional fees decreased by $75,000 largely due to a decrease in legal fees, partially offset by increases in accounting and audit fees and higher consulting expenses.  The decrease in OREO expenses and writedowns includes $180,000 of property writedowns, net of $104,000 in realized gains on the sale of OREO, in the third quarter of 2019 compared to only $100,000 of property writedowns, net of $95,000 in realized gains on the sale of OREO, in the third quarter of 2020.

Total assets as of September 30, 2020 were up $107.9 million, or 6.1%, to $1.889 billion from the $1.781 billion of total assets at year-end 2019.  The increase in total assets since year-end is largely due to a $45.8 million increase in securities available for sale and a $73.2 million increase in total loans outstanding.  Liquid assets, such as cash and due from banks, interest bearing bank balances and federal funds sold, decreased by $13.0 million as Premier partially reduced its liquidity position in favor of increased interest earning yield from the purchase of investment securities.  Investment securities increased by $45.8 million, or 11.7%, since year-end 2019, as $155.1 million of new investment purchases from available funds and a $7.4 million increase in the market value of the securities available for sale more than offset $115.0 million of proceeds from maturing investments, principal paydowns on mortgage backed securities, and securities that were called during the first nine months of 2020.  Total loans outstanding increased by $73.2 million, or 6.1%, largely due to Premier’s robust participation in the SBA’s PPP loan program in the second and third quarters of 2020, which generated $116.0 million of new loans, or 9.1% of Premier’s outstanding loans at September 30, 2020.  Without these loans, Premier’s loan portfolio would have decreased by approximately $42.8 million, or 3.6%, during the first nine months of 2020, largely due to regular principal payments, loan payoffs, and transfers of loans to OREO upon foreclosure, partially offset by internal loan growth.  Higher risk categories of loans such as construction and land loans decreased by approximately $24.9 million, or 18.3%; consumer loans decreased by $3.6 million, or 12.4%; and commercial and industrial loans decreased by $13.9 million, or 13.3%.  These decreases more than offset a $4.2 million, or 1.4%, increase in non-owner occupied commercial real estate loans and a $4.3 million, or 14.5%, increase in other loans.  Other real estate owned (“OREO”) increased by $1.1 million, or 8.9%, largely due to the foreclosure on one commercial real estate property during the first quarter of 2020 that increased OREO by $600,000 and another foreclosure on an impaired multifamily real estate loan in the third quarter of 2020 that resulted in a $3,708,000 reduction in non-accrual loans and a $1,500,000 increase in OREO.  This and other increases were nearly offset by $1,362,000 of sales and $377,000 of value write-downs on other OREO properties.  Other assets increased by $777,000 since year-end 2019, largely due to a $1,963,000, or 41.8%, increase in accrued interest receivable primarily from approximately $511,000 of accrued interest on the SBA PPP loans for which payments are deferred at the beginning of the loan and approximately $1,829,000 of accrued interest on $119.4 million of loans whereby Premier has granted full payment deferrals for a select period of time in accordance with regulatory guidance provided under the CARES Act during the COVID-19 based economic slowdown.

Total deposits increased by $89.6 million, or 6.0%, since year-end 2019.  The overall increase in deposits is largely due to an $81.5 million, or 22.2%, increase in non-interest bearing deposits, a $69.1 million, or 18.0%, increase in savings and money market deposits, and a $19.3 million, or 6.0%, increase in interest bearing transaction deposits.  Partially offsetting these increases, certificates of deposit (“CD”) balances decreased by $80.2 million, or 18.9%.  The decrease in certificate of deposit balances is not only primarily the result of discontinuing CD rate specials, but also a significant decrease in traditional CD rates, as management lowered offering rates in response to decreases in market short-term and long-term interest rates.  Much of the SBA’s PPP loan program proceeds were originally deposited with Premier’s subsidiary banks, giving rise to an increase in commercial based deposit balances.  Furthermore, government based economic stimulus checks to individuals have resulted in increases in retail based deposit balances.  Customer repurchase agreements increased by $7.8 million, or 38.1% since year-end 2019.  FHLB borrowings decreased by $6.4 million to zero at September 30, 2020, due to payments at maturity on all of the remaining FHLB advances assumed by Premier as part of its acquisition of First Bank of Charleston.  Premier’s subordinated debentures increased by $29,000 since year-end 2019 due to the accretion of purchase accounting fair value adjustments applied to the $6.186 million face value of the subordinated debentures.  Other liabilities increased by $1.2 million, primarily due to increases in net deferred tax liabilities related to the increase in the unrealized gain on securities available for sale from December 31, 2019 to September 30, 2020.

Stockholders’ equity of $256.2 million equaled 13.6% of total assets at September 30, 2020, which compares to stockholders’ equity of $240.2 million, or 13.5% of total assets, at December 31, 2019.  The increase in stockholders’ equity was largely due to the $16.5 million of net income in the first nine months of 2020 and a $5.8 million, net of tax, increase in the market value of the investment portfolio available for sale.  These increases in stockholders’ equity were partially offset by the $0.45 per share of cash dividends declared and paid during the first nine months of 2020.

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Furthermore, uncertainty related to future economic conditions resulting from government actions designed to curb the spread of the COVID-19 virus may affect Premier’s operations more or less than currently estimated.  Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Following is a summary of the financial highlights for Premier as of and for the periods ended September 30, 2020

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights
Dollars in Thousands (except per share data)

	For the Quarter Ended		For the Nine Months Ended
	Sept 30	Sept 30	Sept 30	Sept 30
	2020	2019	2020	2019
Interest Income
Loans, including fees	16,296	16,438	48,466	48,954
Investments and other	2,195	2,870	7,307	8,524
Total interest income	18,491	19,308	55,773	57,478
Interest Expense
Deposits	1,421	2,367	5,301	6,702
Borrowings and other	96	163	347	508
Total interest expense	1,517	2,530	5,648	7,210
Net interest income	16,974	16,778	50,125	50,268
Provision for loan losses	765	425	2,355	1,315
Net interest income after provision	16,209	16,353	47,770	48,953
Non-interest Income
Service charges on deposit accounts	860	1,216	2,658	3,432
Electronic banking income	975	891	2,730	2,640
Other non-interest income	362	364	948	922
Total non-interest income	2,197	2,471	6,336	6,994
Non-Interest Expense
Salaries and employee benefits	5,401	5,422	16,076	16,048
Net occupancy and equipment	1,856	1,700	5,379	5,241
Outside data processing	1,778	1,478	5,011	4,288
OREO expenses and writedowns, net	149	213	571	690
Amortization of intangibles	241	223	724	673
Other non-interest expenses	1,730	1,714	5,210	5,444
Total non-interest expense	11,155	10,750	32,971	32,384
Income Before Taxes	7,251	8,074	21,135	23,563
Income Taxes	1,627	1,807	4,637	5,261
NET INCOME	5,624	6,267	16,498	18,302

EARNINGS PER SHARE	0.38	0.43	1.12	1.25
DILUTED EARNINGS PER SHARE	0.38	0.43	1.12	1.24
DIVIDENDS PER SHARE	0.15	0.15	0.45	0.45

Charge-offs	2,434	452	3,369	1,464
Recoveries	54	65	245	222
Net charge-offs (recoveries)	2,380	387	3,124	1,242

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights (continued)
Dollars in Thousands (except per share data)

	Balances as of
	September 30	December 31
	2020	2019
ASSETS
Cash and due from banks	23,505	23,091
Interest-bearing bank balances	52,652	66,063
Federal funds sold	5,859	5,902
Securities available for sale	436,580	390,754
Loans (net)	1,255,708	1,181,753
Other real estate owned	13,331	12,242
Other assets	48,966	48,189
Goodwill and other intangible assets	52,292	53,016
TOTAL ASSETS	1,888,893	1,781,010

LIABILITIES & EQUITY
Deposits	1,585,389	1,495,753
Fed funds/repurchase agreements	28,214	20,428
FHLB borrowings	-	6,375
Subordinated debentures	5,465	5,436
Other liabilities	13,584	12,777
TOTAL LIABILITIES	1,632,652	1,540,769
Common Stockholders’ Equity	256,241	240,241
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	1,888,893	1,781,010

TOTAL BOOK VALUE PER COMMON SHARE	17.46	16.39
Tangible Book Value per Common Share	13.90	12.77

Non-Accrual Loans	9,582	14,437
Loans 90 Days Past Due and Still Accruing	1,124	2,228